Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES MUIRHEAD AEROSPACE LIMITED

Paoli, PA, November 3, 2008—AMETEK, Inc. (NYSE: AME) announced the acquisition of UK-based, Muirhead Aerospace Limited, a leading manufacturer of motion technology products and a provider of avionics repair and overhaul services for the aerospace and defense markets. Muirhead Aerospace is a subsidiary of Esterline Technologies Corporation, a NYSE-listed company (NYSE:ESL), and has estimated 2008 sales of approximately $54 million (£33 million).

“Muirhead Aerospace expands AMETEK’s penetration in motion control products for the aerospace and defense markets, including actuators and other specialized linear motors, complementing our existing technical motor capabilities. Muirhead Aerospace’s motion control products are used in many applications including fuel controls, flight controls, power systems and guidance systems on a wide variety of aircraft, land vehicles, ships and missiles,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Additionally, Muirhead Aerospace further strengthens AMETEK’s position as a leading independent provider of MRO services to the European aviation industry. It provides avionics repair services to a wide variety of commercial, business jet and defense customers,” adds Mr. Hermance.

Muirhead Aerospace joins AMETEK within its Aerospace & Defense division, which is a leading supplier of engine and aircraft sensors and monitoring systems; data acquisition units; fuel and fluid measurement systems; cables and harness assemblies; solid-state power distribution products; avionics blowers and fans; heat transfer and cooling systems; and maintenance, repair and overhaul services.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES MUIRHEAD AEROSPACE LIMITED

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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